UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: February 3, 2017
(Date of earliest event reported)

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation or Organization)	000-25597 (Commission File Number)	93-1261319 (I.R.S. Employer Identification Number)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices) (Zip Code)

(503) 727-4100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in a Form 8-K filed June 20, 2016, effective January 1, 2017, President and Chief Executive Officer Ray Davis became Executive Chair of the Board of Directors, and Umpqua Bank President Cort O’Haver became President and Chief Executive Officer, and a director, of Umpqua Holdings Corporation and Umpqua Bank. On February 3, 2017, Umpqua Holdings Corporation amended the employment agreements of Messrs. O’Haver and Davis to reflect their new roles. Mr. O’Haver’s amended agreement extends the term of his agreement to December 31, 2021; establishes his base salary at $750,000 effective January 1, 2017; sets his target annual cash incentive at 100% of base salary; increases his severance benefit to two times base salary at the time of termination and two times the annual cash incentive compensation paid for the year prior to termination, payable in the event of termination without cause by the Company or for good reason by Mr. O’Haver; and increases his change in control benefit to 2.5 times base salary at the time of termination and 250% of the annual cash incentive compensation paid for the year prior to termination, payable in the event of termination without cause by the Company or for good reason by Mr. O’Haver if the termination event occurs following announcement of a change in control or within one year of the change in control. Mr. Davis’s amended agreement sets a term expiring January 1, 2018; reduces his severance benefit to one years’ base salary; and reduces his change in control benefit to two years’ base salary and two times his target annual incentive and value of annual health benefits. All of the other terms of the employment agreements with Messrs. O’Haver and Davis remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)
Dated: February 3, 2017	By:/s/ Andrew H. Ognall Andrew H. Ognall Executive Vice President, General Counsel and Secretary